Exhibit 99.1

Click Commerce to Repurchase Shares Held by Elance

Chicago, May 22, 2006 - Click Commerce, Inc. (Nasdaq: CKCM), a leading provider of on-demand supply chain management solutions, announced today that the Company has entered into an agreement with Elance, Inc. to repurchase 420,123 shares of the company’s common stock for $19 per share. These shares were issued in connection with the the Company’s acquisition of certain business assets from Elance on February 8, 2006.

About Click Commerce

Click Commerce, Inc., (Nasdaq: CKCM), a leading provider of on-demand supply chain management solutions, enables millions of users in 70 countries to collaborate, in real time, with business partners across the extended enterprise. Click Commerce solutions support the unique business processes of multiple industry segments such as manufacturing, aerospace and defense, high-tech, and research and healthcare. Click Commerce enables corporations including Alaska Airlines, BASF, Citibank, Delphi, Eastman Kodak Company, Jabil Global Services, Lockheed Martin, Microsoft, Pier 1, Ryder, and Verizon to coordinate and optimize business processes, accelerated revenue, lower costs, and improve customer service.  More information can be found at www.clickcommerce.com.